UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

F O R M 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	7/1/2004

BOSTON CAPITAL TAX CREDIT FUND V L.P.

(Exact name of registrant as specified in its charter)

Delaware 0-26200 04-3208648

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

c/o Boston Capital Corporation,

One Boston Place, Boston, Massachusetts 02108-4406

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code	(617) 624-8900

None

(Former name or former address, if changed since last report)

Item 5. Other Events

As of July 1, 2004 Boston Capital Tax Credit Fund V L.P., a Delaware limited partnership, specifically Series 48 thereof, entered into various agreements relating to Colusa Avenue Apartments, a California limited partnership (the "Operating Partnership") on behalf of Series 48 of the Partnership. Capitalized terms used and not otherwise defined herein have their meanings set forth in the Operating Partnership Agreement.

The Operating Partnership owns a 38 unit apartment complex for located at 455 Colusa Avenue in Madera County, CA, which is known as Colusa Avenue Apartments (the "Apartment Complex"). The Apartment Complex consists of 4 buildings containing 4 one-bedroom units, 26 two-bedroom units and 8 three-bedroom units. Amenities include common laundry, basketball court, playground, picnic area, refrigerator, range and disposal. Construction of the Apartment Complex in July 2004 and is scheduled for completion in May 2005. 100% Occupancy scheduled for June 2005.

The Operating Partnership is receiving construction financing in an amount not to exceed $1,802,744 (the "Construction Mortgage") from Washington Mutual in the form of tax-exempt bonds. The Construction Mortgage bears interest at the rate of 6.00% per annum and has a 30 year amortization period and 30 year term. The Operating Partnership expects to receive permanent financing in an amount not to exceed $1,100,000 (the "Permanent Mortgage") from Washington Mutual in the form of tax-exempt bonds. The Permanent Mortgage is expected to bear interest at 6.00% per annum payable over a 30 year amortization period and a 30 year term. The United States Department of Agriculture will be providing an assumption loan in the amount of $892,575 with a fixed rate of 11.875% payable over a 50 year amortization period and 30 year term.

It is expected that 100% of the rental apartment units in the Apartment Complex will qualify for the low-income housing tax credit (the "Tax Credits") under Section 42 of the Internal Revenue Code of 1986, as amended (the "Code").

The general partners of the Operating Partnership are the John P. Casper Family Partnership and the Quality Housing Development Corporation, (the "General Partner"). The of the General Partner John P. Casper a/k/a Auburn Property Advisors.

Series 48 acquired its interest in the Operating Partnership directly from the Operating Partnership in consideration of an agreement to make a Capital Contribution of $661,231 to the Operating Partnership in 3 installments as follows:

    $231,431 (the "First Installment") on 6/1/2004;
    $363,677 (the "Second Installment") on 12/1/2004; and
    $66,123 (the "Third Installment") on 4/1/2005.

The first, second and third Installments have been paid by Series 48.

The total Capital Contribution of Series 48 to the Operating Partnership is based on the Operating Partnership receiving $870,957 in Tax Credits during the 10-year period commencing in 2005 of which 99.99% ($870,870) will be allocated to Series 48 as the Investment Limited Partner of the Operating Partnership.

Series 48 believes that the Apartment Complex is adequately insured.

Ownership interests in the Operating Partnership are as follows, subject in each case to certain priority allocations and distributions as set forth in the Operating Partnership Agreement:
	Profits, Losses and Tax Credits from Normal Operations	Capital Transactions	Cash Flow
General Partner	.01%	9.99%	9.999%
Series 48	99.99%	90%	90.001%
Special Limited Partner	0%	.001%	0%

The Special Limited Partner of the Operating Partnership is BCTC 94, Inc., an affiliate of Series 48.

Series 48 used funds obtained from the payments of the holders of its beneficial assignee certificates to make the acquisition of its interest in the Operating Partnership.

Boston Capital, or an Affiliate thereof, will receive a fee (the "Asset Management Fee") commencing in 2005 from the Operating Partnership, for services in connection with the Operating Partnership's accounting matters and the preparation of tax returns and reports to the Partnership, in the annual amount of $2,500. The Asset Management Fee for each Fiscal Year will be payable from Cash Flow in the manner and priority set forth in Section 10.3 of the Operating Partnership Agreement, provided, however, that if, in any Fiscal Year, Cash Flow is insufficient to pay the full amount of the Asset Management Fee, the General Partner shall advance the amount of such deficiency to the Operating Partnership as a Subordinated Loan. If for any reason the Asset Management Fee is not paid in any Fiscal Year, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first Fiscal Year in which there is sufficient Cash Flow or Capital Proceeds as provided in Article X of the Operating Partnership Agreement.

The Operating Partnership will pay the General Partner a fee (the "Partnership Management Fee") commencing in 2005 for services in connection with the administration of the day-to-day business of the Operating Partnership in an annual amount equal to $2,500. The Partnership Management Fee for each fiscal year of the Operating Partnership shall be payable from Cash Flow in the manner set forth in Section 10.3 of the Operating Partnership Agreement. If for any reason the Partnership Management Fee is not paid in any Fiscal Year, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first Fiscal Year in which there is sufficient Cash Flow or Capital Proceeds as provided in Article X of the Operating Partnership Agreement.

In consideration of its consultation, advice and other services in connection with the construction and development of the Apartment Complex, the Operating Partnership will pay the Developer a fee (the "Development Fee") in the principal amount of $329,154. The Development Fee, of 329,154, shall be due and payable only in accordance with Section 6.11 of the Development Agreement and, if not sooner paid, the total amount then outstanding will be payable on the tenth (10th) anniversary of the end of the Tax Credit Period from the proceeds of an additional General Partner Capital Contribution.

Item 7. Exhibits.

	(c)	Exhibits.	Page
(1)	(a)	Form of Dealer-Manager Agreement between Boston Capital Services, Inc. and the Registrant (including, as an exhibit thereto, the form of Soliciting Dealer Agreement)
(2)	(a)	Agreement of Limited Partnership of the Partnership

Incorporated by reference to Exhibit (1) to Registration Statement No. 33-70564 on Form S-11, as filed with the Securities and Exchange Commission.

2 Incorporated by reference to Exhibit (2) to Registration Statement No. 33-70564 on Form

S-11, as filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: July 9, 2007

BOSTON CAPITAL TAX CREDIT FUND V L.P.

By: Boston Capital Associates V L.P.,

its General Partner

By: BCA Associates Limited Partnership, its

General Partner

By: C&M Management, Inc., its

sole General Partner

By: /s/ John P. Manning__

John P. Manning, President